Exhibit 99.1

AMERICAN COMMERCIAL LINES INC.	Contact: Christopher A. Black
Sr. Vice President and Chief Financial Officer
(812) 288-1836
FOR IMMEDIATE RELEASE
American Commercial Lines Inc. Announces Results of the Tender Offer and Consent Solicitation for
All Outstanding 9.5% Senior Notes due 2015
     Jeffersonville, Indiana (January 30, 2007) — American Commercial Lines Inc. (NASDAQ: ACLI) announced the results of the previously announced tender offer and consent solicitation conducted by its wholly-owned subsidiary, American Commercial Lines LLC (the “Company”), for any and all of its outstanding 9.5% Senior Notes due 2015 (CUSIP Nos. 02519QAB8, 02519QAA0) (the “Notes”). As of 5:00 p.m., New York City time, on January 30, 2007 (the “Consent Expiration Date”), holders of $119,500,000 or 100% of the outstanding principal amount of the Notes have validly tendered their Notes and delivered consents to the proposed amendments.
Holders of Notes will receive, on the settlement date, the total consideration equal to $1,153.89 per $1,000 principal amount of the Notes validly tendered, or 115.389% of their par value, plus accrued and unpaid interest up to, but not including, the date. The settlement date will occur on January 31, 2007.
The tender offer and the consent solicitation are being made upon the terms, and subject to the conditions, set forth in the Offer to Purchase and Consent Solicitation Statement dated January 17, 2007 (the “Offer to Purchase”) and related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation. The Company expects to execute the supplemental indenture promptly. In that all outstanding Notes will be purchased on the settlement date, the tender offer will terminate and the indenture as supplemented will be discharged promptly following the payment.
The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at 866-794-2200 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the dealer manager for the tender offer and consent solicitation, Merrill Lynch & Co., which may be contacted at 888-654-8637 (toll free).
This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer is being made solely by means of the Offer to Purchase and the related Consent and Letter of Transmittal.

American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately 2,600 employees and revenues of more than $740 million as of December 31, 2005. For more information about ACL generally, visit www.aclines.com.
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Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Form 10-K for the year ended December 31, 2005 and the most recently filed Form 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

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